CONSENT OF INDEPENDENT AUDITORS



Progressive Telecommunications Corporation
Clearwater, Florida


	We have issued our report dated December 3, 1999, relating to the financial statements of Progressive Telecommunications Corporation for the years ended September 30, 1999 and August 31, 1998 appearing in the Company's Annual Report on Form 10-K. Such report has been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."



/s/ Meeks, Dorman & Company, P.A.
MEEKS, DORMAN & COMPANY, P.A.
Certified Public Accountants





Longwood Florida
February 16, 2000